EXHIBIT 23.1         CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To Whom It May Concern:

The firm of Stan J.H. Lee, Certified Public Accountant, consents to the inclusion of our report of September 3, 2008 on the audited financial statements of Edgeworth Investments, Inc. as of August 31, 2008, in any filings that are necessary now or in the future with the U.S. Securities and Exchange Commission.


Very truly yours,


/s/ Stan J.H. Lee, CPA
---------------------------------
Stan J.H. Lee, CPA
Chula Vista, CA 91910
September 3, 2008



         Registered with the Public Company Accounting Oversight Board